Exhibit 5.1

Deloitte LLP
410 West Georgia Street
Vancouver, BC V6B 0S7
Canada

Tel: 604-669-4466
Fax: 604-685-0395
www.deloitte.ca

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-10 of our reports dated February 23, 2023, relating to the financial statements of First Majestic Silver Corp. (the “Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 40-F of the Company for the year ended December 31, 2022. We also consent to the reference to us under the heading “Interests of Experts” in such Registration Statement.

Chartered Professional Accountants

Vancouver, Canada

August 3, 2023